Exhibit 99.2

TRINITY PLACE HOLDINGS INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights
Distributed to Stockholders of Trinity Place Holdings Inc.

March 3, 2017

Dear Stockholder:

This letter is being distributed by Trinity Place Holdings Inc. (the "Company") to all holders of record of shares of its common stock, par value $0.01 per share (the "Common Stock"), at 5:00 p.m., New York City time, on March 1, 2017 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock. The Rights and Common Stock are described in the accompanying offering prospectus supplement covering the Rights and the shares of Common Stock issuable upon their exercise dated March 2, 2017 (the "Prospectus"). In the Rights Offering, the Company is offering up to an aggregate of 3,700,000 shares of Common Stock, as described in the Prospectus.

As described in the Prospectus, you will receive 0.126093 subscription Rights for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The Rights are evidenced by a non-transferable Rights certificate (the "Rights Certificate") registered in your name and will cease to have any value at the Expiration Time. The total number of Rights issued to you will be rounded down to the nearest whole number. Each whole Right allows you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $7.50 per share (the "Subscription Price"). In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an Over-Subscription Privilege (the "Over-Subscription Privilege") to purchase a portion of any shares of Common Stock that are not purchased by Rights holders through the exercise of their Basic Subscription Privileges as described in more detail in the Prospectus and in the enclosed subscription documents.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on March 31, 2017, unless extended (the "Expiration Time").

In order to preserve the Company’s ability to utilize certain of its tax benefits, the Company’s certificate of incorporation contains restrictions on transfers to prohibit any person, entity or group from becoming a holder of 4.75% or more of the Common Stock, the increase in ownership of any existing stockholder who is a 4.75% holder, or transfers or sales by a 4.75% holder, in each case without the prior written consent of the board of directors. As a result, there are limitations on the exercise of Rights by stockholders. The extent of any such limitations, and therefore the total number of shares sold pursuant to the Rights Offering, will not be determinable until the Rights Offering has expired. If you beneficially own 1,393,000 or more shares of the Company’s Common Stock or are subscribing for a number of shares through the exercise of your Basic Subscription Privilege and, if applicable, Over-Subscription Privilege, that would, if accepted by the Company, result in you beneficially owning 1,393,000 or more shares of the Company’s Common Stock following the closing of the Rights Offering, you must promptly notify the Company by completing and returning the enclosed Notification of 4.75% Holder Form directly to the Company prior to the Expiration Time, as you may be required to submit additional information to the Company in connection with the exercise of your Basic Subscription privilege, and, if applicable, Over-Subscription Privilege.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and Over-Subscription Privilege. The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if the Rights Offering is subscribed in full, and the Company will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privilege, subject to the limitations set forth above.

As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by American Stock Transfer & Trust Company, LLC (the "Subscription Agent") will be returned to you, without interest or penalty.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	A Rights Certificate evidencing the Rights for which you are the holder of record;

3.	Instructions as to the Use of Trinity Place Holdings Inc. Rights Certificates (including a Request for Taxpayer Identification Number and Certification on Form W-9 and General Instructions);

4.	Notification of 4.75% Holder Form; and

5.	A return envelope addressed to American Stock Transfer & Trust Company LLC, the Subscription Agent.

Your prompt action is requested. To exercise your Rights, you must promptly deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

In addition, if applicable to you, you must promptly deliver the properly completed and signed Notification of 4.75% Holder Form to the Company prior to the Expiration Time.

A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent. The Information Agent's telephone number is (866) 751-6308.

Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Trinity Place Holdings Inc.